Prospectus Supplement No. 1 (To Prospectus filed with the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on July 22, 2014)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-193396

5,548,014 Shares of Common Stock

Trinity Place Holdings Inc.

This Prospectus Supplement No. 1 supplements and amends the prospectus filed with the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on July 22, 2014, relating to the resale by the selling stockholders of up to 5,548,014 shares of common stock of Trinity Place Holdings Inc., or the common stock. You should read this Prospectus Supplement No. 1 in conjunction with the prospectus. This Prospectus Supplement No.1 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements or amendments thereto. This Prospectus Supplement No. 1 is qualified by reference to the prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the prospectus. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”. Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on September 30, 2014, which is set forth below.

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The common stock is quoted on the OTCQB under the symbol “TPHS”. On October 1, 2014, the closing sales price for the common stock on the OTCQB was $5.90 per share.

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An investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 15 of the prospectus before you decide to purchase any shares of our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 1 is October 2, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2014

TRINITY PLACE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-8546	22-2465228

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Fifth Avenue New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 235-2190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed, pursuant to the terms of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Trinity Place Holdings Inc. (the “Company”) and the Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (the “Plan”), if the Allowed Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Allowed Filene’s Class 5A and B General Unsecured (Long-Term) Claims are not paid in full by October 1, 2014 (the “Filene’s Creditor Payment Date”), the Creditors’ Committee Director would thereafter control the sale of any Medium Term Properties and any Near Term Properties that remain unsold as of such date, provided, that such date may be extended to April 1, 2015, as provided in the Certificate of Incorporation and the Plan.  At a meeting of the Board of Directors of the Company held on September 24, 2014, the Filene’s Creditor Payment Date was extended to April 1, 2015 in accordance with the terms of the Certificate of Incorporation and the Plan. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated: September 30, 2014